Exhibit 99.1

CNX Gas Reports Record Quarterly Production of 22.5 Bcf

Marcellus Shale Success Continues – Raising 2009 Production Guidance to 89 Bcf

Earnings Impact of Low Spot Prices Partially Mitigated by Attractive Hedges

Pittsburgh, PA (July 30, 2009) – CNX Gas Corporation (NYSE: CXG) reported net income attributable to CNX Gas shareholders of $33.0 million, or $0.22 per diluted share for the quarter ended June 30, 2009. This was just over one-half of the net income attributable to CNX Gas shareholders of $64.3 million, or $0.42 per diluted share, for the quarter ended June 30, 2008.

Production was 22.5 billion cubic feet (Bcf), or 247.0 million cubic feet (MMcf) per day, for the quarter ended June 30, 2009. This was another quarterly production record, and 20% higher than the 18.8 Bcf, or 206.5 MMcf per day, for the year-ago quarter.

“CNX Gas continued its operational excellence by safely setting another quarterly production record,” said J. Brett Harvey, chairman and chief executive officer. “With our unfolding Marcellus Shale success, we are raising our 2009 production guidance by another 2 Bcf, to 89 Bcf. Also, our excellent hedge position kept us from experiencing the full financial effect of the collapse in spot gas prices. During this period of low prices, our focus is on reducing costs while leasing more Marcellus acreage in southwestern Pennsylvania. On July 28, we announced the leasing of an additional 40,000 acres with Marcellus Shale potential.”

Earnings for the quarter were negatively affected by several items. The company took a $6 million charge for dry hole and exploration costs because a test well in the Huron Shale in Virginia proved to be uneconomic. Stock-based compensation expense also increased by $4 million over the year-earlier quarter, primarily due to fair value adjustments associated with the exchange offer to convert CNX Gas performance share units into CONSOL restricted stock units. Short-term incentive compensation was also $2 million higher than the year-earlier quarter due to achieving higher production and other targeted factors.

TABLE 1

FINANCIAL AND OPERATIONAL RESULTS - Period-To-Period

	Quarter Ended June 30, 2009	Quarter Ended June 30, 2008	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Total Revenue and Other Income	$161.6	$205.8	$340.0	$366.4
Net Income attributable to CNX Gas shareholders	$33.0	$64.3	$87.9	$114.2
Earnings per Share - Diluted	$0.22	$0.42	$0.58	$0.75
Net Cash from Operating Activities	$87.6	$110.6	$214.1	$186.8
EBITDA	$79.9	$122.6	$194.0	$220.8
EBIT	$55.0	$106.0	$146.3	$188.2
Total Period Production (Bcf)	22.5	18.8	44.5	34.7
Average Daily Production (MMcf)	247.0	206.5	245.9	190.4
Capital Expenditures	$80.2	$149.3	$213.8	$235.8

Financial results are in millions of dollars except per share amounts. Production results are net of royalties.

Quarter-to-Quarter Discussion of Price and Costs Per Net Mcf

The average price realized for the company’s gas production was $6.71 per Mcf for the quarter ended June 30, 2009, or $2.92 lower than the $9.63 per Mcf received for the quarter ended June 30, 2008. The average realized price for the just-ended quarter included 12.5 Bcf hedged at $8.96 per Mcf. Unhedged production was sold at substantially lower prices.

Unit operating costs for company production, exclusive of royalties, were $3.57 per Mcf in the just-ended quarter, or a decrease of $0.12 from the $3.69 per Mcf for the quarter ended June 30, 2008. Overall, production costs were negatively affected by the deferral of nearly 1.0 Bcf during the quarter from the idling of Buchanan Mine. This mine-related gas is among the lowest cost gas produced by CNX Gas.

Pre-tax unit margins for company production were $3.14 per Mcf in the June 30, 2009 quarter, a decrease of $2.80 from the $5.94 per Mcf in the quarter ended June 30, 2008.

TABLE 2

PRICE AND COST DATA PER NET MCF - Period-To-Period Comparison

	Quarter Ended June 30, 2009	Quarter Ended June 30, 2008	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Average Sales Price	$6.71	$9.63	$7.04	$8.99

Costs – Production
Lifting	$0.53	$0.64	$0.51	$0.57
Production Taxes	$0.07	$0.31	$0.05	$0.28
DD&A	$0.87	$0.62	$0.84	$0.65

Total Production Costs	$1.47	$1.57	$1.40	$1.50

Costs – Gathering
Operating Costs	$0.81	$0.93	$0.80	$0.89
Transportation	$0.23	$0.14	$0.22	$0.13
DD&A	$0.24	$0.26	$0.23	$0.29

Total Gathering Costs	$1.28	$1.33	$1.25	$1.31

Costs – Administration	$0.82	$0.79	$0.78	$0.80

Total Costs	$3.57	$3.69	$3.43	$3.61

Margin	$3.14	$5.94	$3.61	$5.38

Note: Costs – Administration exclude incentive compensation and other corporate items.

Unit lifting costs were lower, in part, because of fewer workovers conducted in the just-ended quarter. Higher production volumes also helped to lower unit lifting costs.

Unit production taxes were much lower in the just-ended quarter because they are calculated on average realized price before the effect of hedging. Due to market conditions, these prices were significantly lower in the just-ended quarter.

Unit production DD&A was higher in the just-ended quarter because of the impact of investment in 2008 relative to commensurate 2008 reserve additions. This ratio was above historical levels in 2008, resulting in a higher unit charge in 2009.

Gathering operating costs were lower partly as the result of turn backs of rented compressors, as the pace of drilling slowed for low-pressure coalbed methane wells. Higher production volumes also helped to lower unit costs.

Firm transportation costs have increased due to acquiring additional capacity in the Northern Appalachian region in anticipation of greater production volumes.

Operations Update

During the second quarter, CNX Gas employees worked another quarter without incurring a lost time accident. This raises the cumulative time worked by employees without a lost time incident to over 3.8 million hours.

CNX Gas drilled 55 vertical frac wells in its Virginia CBM Operations during the second quarter and 118 wells in the first six months. CNX Gas expects to drill 175 wells in Virginia in 2009. Results are now in from two horizontal CBM wells drilled late in 2008. One well targeted the Pochahontas #3 seam (the mineable seam), while the second targeted the (shallower) Pocahontas #4 seam. Both achieved peak daily production of 400 Mcf. One is producing 328 Mcf per day after 116 days, while the other is producing 230 Mcf per day after 191 days.

In the Marcellus Shale, CNX Gas drilled, completed, and brought online its sixth, seventh, and eighth horizontal wells during the quarter. The peak daily production from these wells was 3.7 MMcf, 3.2 MMcf, and 4.1 MMcf, respectively.

Drilling and completion costs continue to improve. As previously reported, the fifth well in the table cost $3.8 million. The wells drilled during this quarter cost $3.5 million or less.

The table below summarizes results since the inception of the company’s horizontal Marcellus Shale program:

TABLE 3

HORIZONTAL MARCELLUS SHALE PROGRAM STATISTICS

Well Name	Turn in date	Peak date	Peak Daily Production (MMcf)	July 13 Daily Production (MMcf)	Cumulative Production (MMcf) Through July 13
1. CNX#3	10/5/08	12/16/08	6.6	1.8	681
2. CNX#2	1/28/09	2/13/09	2.5	1.4	298
3. CNX#2A	2/13/09	3/4/09	2.0	1.2	232
4. GH10CV	4/6/09	4/9/09	5.5	1.9	292
5. GH10ACV	4/18/09	4/24/09	5.2	2.4	293
6. GH11CV	5/30/09	6/3/09	3.7	1.9	103
7. GH11ACV	5/30/09	6/3/09	3.2	2.2	110
8. GH10BCV	6/27/09	7/15/09	4.1	3.5	44
Average Peak			4.1

The company is now using a top hole rig to drill the 6,000-ft. vertical portion of its Marcellus Shale wells, while using its one horizontal rig to drill into the curve and the nearly 3,000-ft. lateral. This paired rig concept has had the effect of increasing the number of horizontal wells that the company can now drill every month from one to two. It is also helping to lower costs.

CNX Gas is also placing more wells on a single pad. The eighth well drilled was the third to be drilled on a single pad. By year-end, CNX Gas plans to increase the number of horizontal Marcellus Shale wells drilled from a single pad to six.

“CNX Gas continues to refine its drilling techniques in the Marcellus Shale,” noted J. Brett Harvey. “As a result, our finding costs in the Marcellus Shale could now be below $1.00 per Mcf, assuming costs continue trending below $3.5 million, and reserves exceed the type curve of 3.5 Bcf per well. With our having completed eight successful horizontal wells, I feel that CNX Gas is achieving results as good as any of our competitors. Especially considering that our first horizontal Marcellus Shale well only came online in October of last year, these are outstanding results and are a credit to our technical and operations teams.”

Acreage Update

CNX Gas currently has approximately 230,000 acres with Marcellus Shale potential, having leased a total of 40,000 acres in two separate transactions announced on July 28.

Financial Update

The company continues to monitor and evaluate capital spending to ensure adequate liquidity and to preserve options for possible external investment. With regard to capital, CNX Gas intends to spend largely within its net cash from operating activities for 2009. Capital expenditures were $80.2 million during the second quarter.

The company ended the quarter with $81.0 million drawn on its $200 million credit facility. This is up only $0.6 million from March 31, 2009. Cash on hand was $7.6 million.

CNX Gas also has outstanding letters of credit of $14.9 million.

Return on capital employed for the quarter was 8.6%, on an after tax basis.

Guidance

The 2009 production guidance is raised by 2 Bcf to 89 Bcf. If achieved, this means that CNX Gas will have produced 16% more than the 76.6 Bcf produced in 2008.

CNX Gas locked in the pricing on more of its production for 2009-2012 during the just-ended quarter. Management thought it prudent to provide more revenue certainty over a greater portion of its production, especially for 2010.

TABLE 4

GUIDANCE

	2009	2010	2011	2012
Total Yearly Production (Bcf)	89	NA	NA	NA
Volumes Hedged (Bcf)	47.5	45.6	11.3	15.1
Average Hedge Price ($/Mcf)	$9.10	$7.94	$6.89	$6.84

CNX Gas and CONSOL Energy will co-host a conference call today at 10:00 a.m. Eastern Daylight Time to discuss the company’s second quarter results. The teleconference can be heard “live” at the investor relations portion of the company web site: www.cnxgas.com.

Description

CNX GAS CORPORATION is the leading gas producer in the Appalachian Basin, when measured by revenue, net income, and safety.

Contact:

Dan Zajdel

Vice President – Investor Relations

(724) 485-4169

danzajdel@cnxgas.com

www.cnxgas.com

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes, and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Gas because they are widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT and EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CNX Gas

EBIT & EBITDA Reconciliation

(000) Omitted

	Quarter Ended June 30, 2009	Quarter Ended June 30, 2008	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Net Income attributable to CNX Gas shareholders	$32,977	$64,255	$87,881	$114,176
Add: Interest Expense	1,931	1,683	3,888	3,155
Less: Interest Income	(25)	(84)	(36)	(242)
Add: Income Taxes	20,146	40,131	54,586	71,127

Earnings Before Interest & Taxes (EBIT)	55,029	105,985	146,319	188,216
Add: Depreciation, Depletion, & Amortization	24,883	16,592	47,702	32,537

EBITDA	$79,912	$122,577	$194,021	$220,753

CNX Gas

Capital Employed and Return on Capital Employed

(000) Omitted

Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used, it includes CNX Gas’ property, plant, and equipment and other assets less liabilities.

Capital Employed	As of June 30, 2009	As of March 31, 2009
Total assets	$2,182,563	$2,216,936
Less liabilities:
Total current liabilities (other than current portion of indebtedness)	(161,349)	(189,838)
Total long-term liabilities (other than indebtedness)	(381,485)	(396,881)

Total Capital Employed	$1,639,729	$1,630,217

Return on average capital employed (ROCE) is a performance measure ratio. ROCE is defined as net income plus after-tax interest expense, divided by average capital employed. Below is a calculation of ROCE for the June 2009 quarter. In order to annualize the result on a compounded basis, a “1” is added to the quarterly ROCE, before it is raised to the fourth power.

Return on Capital Employed	Quarter Ended June 30, 2009
Net Income	$32,977
Financing costs (after-tax):	(1,196)

Earnings excluding financing costs	$34,173
Average capital employed	$1,634,973
Return on average capital employed	2.1%
Return on average capital employed-annualized	8.6%

Although ROCE is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity, which measures the return on only the shareholders’ equity component of total capital employed.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: our business strategy; our financial position, cash flow and liquidity; the deteriorating economic conditions in the United States and globally; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves and replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions to, capacity constraints in or other limitations on the pipeline systems which deliver our gas; the cost of disposing of water from our coalbed methane and Marcellus Shale gas wells; the cost of removing impurities from the gas we produce; the availability of personnel and equipment, including our inability to retain and attract key personnel; increased costs; the effects of government regulation, permitting and other legal requirements; legal uncertainties regarding the ownership of the coalbed methane estate, and costs associated with perfecting title for gas rights in some of our properties; litigation concerning real property rights, intellectual property rights, royalty calculations and other matters; our relationships and arrangements with CONSOL Energy; and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Revenue and Other Income:
Outside Sales	$150,428	$179,372	$311,768	$306,012
Related Party Sales	435	1,547	1,435	5,448
Royalty Interest Gas Sales	8,666	22,515	21,298	39,019
Purchased Gas Sales	1,166	1,647	2,631	5,186
Other Income	913	728	2,860	10,757

Total Revenue and Other Income	161,608	205,809	339,992	366,422
Costs and Expenses:
Lifting Costs	13,628	17,960	25,056	29,467
Gathering and Compression Costs	23,341	20,082	45,187	35,392
Royalty Interest Gas Costs	6,470	21,913	17,071	38,002
Purchased Gas Costs	390	1,522	1,920	4,943
Other	6,149	458	8,356	807
General and Administrative	18,366	14,883	34,616	27,721
Other Corporate Expenses	13,648	6,547	14,313	9,453
Depreciation, Depletion and Amortization	24,883	16,592	47,702	32,537
Interest Expense	1,931	1,683	3,888	3,155

Total Costs and Expenses	108,806	101,640	198,109	181,477

Earnings Before Income Taxes and Noncontrolling Interest	52,802	104,169	141,883	184,945
Noncontrolling Interest	(321)	(217)	(584)	(358)

Earnings Before Income Taxes	53,123	104,386	142,467	185,303
Income Taxes	20,146	40,131	54,586	71,127

Net Income Attributable to CNX Gas Shareholders	$32,977	$64,255	$87,881	$114,176

Earnings Per Share:
Basic	$0.22	$0.43	$0.58	$0.76

Dilutive	$0.22	$0.42	$0.58	$0.75

Weighted Average Number of Common Shares Outstanding:
Basic	150,974,581	150,937,820	150,973,138	150,930,655

Dilutive	151,328,744	151,438,737	151,275,369	151,381,574

CNX Gas Corporation

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) June 30, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and Cash Equivalents	$7,570	$1,926
Accounts and Notes Receivable:
Trade	32,990	61,764
Other Receivables	1,859	3,080
Recoverable Income Taxes	—	30,302
Derivatives	175,463	150,564
Other	1,392	2,222

Total Current Assets	219,274	249,858

Property, Plant and Equipment:
Property, Plant and Equipment	2,287,374	2,111,383
Less - Accumulated Depreciation, Depletion and Amortization	372,770	322,470

Total Property, Plant and Equipment - Net	1,914,604	1,788,913

Other Assets:
Investment in Affiliates	24,511	25,204
Derivatives	18,874	55,945
Other	5,300	5,053

Total Other Assets	48,685	86,202

TOTAL ASSETS	$2,182,563	$2,124,973

CNX Gas Corporation

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited)
	June 30, 2009	December 31, 2008
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$57,201	$100,565
Accrued Royalties	14,176	20,301
Accrued Severance Taxes	1,149	3,672
Related Parties	4,892	2,234
Short-Term Notes Payable	81,000	72,700
Deferred Income Taxes	64,770	55,000
Accrued Income Taxes	8,940	—
Current Portion of Long-Term Debt	8,461	8,462
Other Current Liabilities	10,221	18,116

Total Current Liabilities	250,810	281,050

Long-Term Debt:
Long-Term Debt	13,021	15,386

Capital Lease Obligations	57,485	59,296

Total Long-Term Debt	70,506	74,682

Deferred Credits and Other Liabilities:
Deferred Income Taxes	340,815	331,338
Gas Well Plugging	7,951	7,401
Postretirement Benefits Other Than Pensions	2,917	2,728
Other	29,773	42,900

Total Deferred Credits and Other Liabilities	381,456	384,367

Total Liabilities	702,772	740,099
Stockholders’ Equity:
Common Stock, $.01 par value; 200,000,000 Shares Authorized, 150,976,021 Issued and Outstanding at June 30, 2009 and 150,971,636 Issued and Outstanding at December 31, 2008	1,510	1,510
Capital in Excess of Par Value	804,815	789,625
Preferred Stock, 5,000,000 Shares Authorized; None Issued and Outstanding	—	—
Retained Earnings	556,836	468,955
Other Comprehensive Income	118,246	124,784

Total CNX Gas Shareholders’ Equity	1,481,407	1,384,874
Noncontrolling Interest	(1,616)	—

Total Equity	1,479,791	1,384,874

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,182,563	$2,124,973

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	For the Six Months Ended June 30,
	2009	2008
Operating Activities:
Net Income Attributable to CNX Gas Shareholders	$87,881	$114,176
Adjustments to Reconcile Net Income Attributable to CNX Gas Shareholders to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	47,702	32,537
Stock-based Compensation	4,842	1,654
(Gain) Loss on the Sale of Assets	73	—
Change in Noncontrolling Interest	(584)	(358)
Deferred Income Taxes	24,440	53,988
Equity in Earnings of Affiliates	(557)	(116)
Changes in Operating Assets:
Accounts Receivable	29,995	(41,155)
Related Party Receivable	2,658	(1,821)
Other Current Assets	830	990
Changes in Other Assets	622	4,506
Changes in Operating Liabilities:
Accounts Payable	(11,364)	(1,951)
Income Taxes	38,813	3,563
Other Current Liabilities	(16,543)	15,002
Changes in Other Liabilities	(3,171)	6,070
Other	8,438	(306)

Net Cash Provided by Operating Activities	214,075	186,779
Investing Activities:
Capital Expenditures	(213,763)	(199,806)
Acquisition of Knox Energy	—	(36,000)
Investment in Equity Affiliates	1,250	1,081
Proceeds From Sales of Assets	245	450

Net Cash Used in Investing Activities	(212,268)	(234,275)
Financing Activities:
Capital Lease Payments	(1,900)	(1,360)
Variable Interest Entity Debt	(2,383)	12,453
Proceeds from Short-Term Borrowings	8,300	27,000
Exercise of Stock Options	14	278
Noncontrolling Interest Distribution	(200)	—
Tax Benefit from Stock Based Compensation	6	178

Net Cash Provided by Financing Activities	3,837	38,549
Net Decrease in Cash and Cash Equivalents	5,644	(8,947)
Cash and Cash Equivalents at Beginning of Period	1,926	32,048

Cash and Cash Equivalents at End of Period	$7,570	$23,101